UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)

July 22, 2009

MEDAREX, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J. 08540

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (609) 430-2880

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2009, Medarex, Inc., a New Jersey corporation (the “Company”), in connection with its execution of an Agreement and Plan of Merger (the “Merger Agreement”) with Bristol-Myers Squibb Company, a Delaware corporation (“BMS”), and Puma Acquisition Corporation, a New Jersey corporation and a wholly-owned subsidiary of BMS, amended its 2002 Employee Stock Purchase Plan (the “ESPP,” and such amendment, the “ESPP Amendment”).

The ESPP Amendment provides that, as of the effective date of the Merger Agreement, (i) participation in the ESPP shall be limited to those persons who are participants on the effective date of the Merger Agreement; and (ii) participants in the ESPP may not increase their payroll deductions or purchase elections after the effective date of the Merger Agreement.

The foregoing description of the ESPP Amendment is qualified in its entirety by reference to the full text of the ESPP Amendment.  A copy of the ESPP Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.

Item 8.01. Other Events.

Pursuant to Section 6.13(a) of the Merger Agreement and Section 12.6(c) of the Indenture, dated as of May 3, 2004, between the Company and Wilmington Trust Company, as trustee, as amended pursuant to the First Supplemental Indenture, dated as of October 4, 2006, the Company provided the notice below to holders of the Company’s 2.25% Convertible Senior Notes due May 15, 2011 (the “Convertible Notes”) on Friday, July 23, 2009.

Upon the terms and subject to the conditions of the Offer (as such term is defined below), and assuming that BMS does not extend or otherwise amend the Offer and that the Merger Agreement has not been terminated at such time, holders of shares of the Company’s common stock (the “Shares”) of record shall be entitled to tender their Shares during the course of the Offer, and, if BMS is required to accept for payment and pay for such shares validly tendered in the Offer, the Company expects that such acceptance and payment shall occur upon the expiration of the Offer, which is currently expected to occur at 12:00 midnight, New York City time, on Monday, August 24, 2009 (which is the end of the day on August 24, 2009).  If BMS has acquired at least 90% of the outstanding Shares in the Offer (including such shares held by BMS prior to the Offer and including shares acquired as a result of any exercise by BMS of its Top-Up Option (as such term is defined in the Merger Agreement) and election by BMS to provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended), the Company expects the Merger to be effective as soon as practicable after the expiration of the Offer.  If BMS has not acquired at least 90% of the outstanding Shares in the Offer, the affirmative vote of a majority of votes cast by holders of the outstanding Shares will be required for the approval to effect the Merger.

* * * * * * * * * *

Text of Notice Delivered on July 23, 2009  to Holders of Medarex 2.25% Convertible Senior Notes due May 15, 2011:

You are receiving this Notice as a Holder of 2.25% Convertible Senior Notes due May 15, 2011 (the “Notes”), issued by Medarex, Inc. (“Medarex”) pursuant to the Indenture dated as of May 3, 2004, as amended pursuant to the First Supplemental Indenture dated as of October 4, 2006 (the “Indenture”), between the Company and Wilmington Trust Company, as trustee.  This purpose of this Notice is to inform you of an anticipated corporate action described in Section 12.6(c) of the Indenture involving Medarex.

Any capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture.

As previously announced on July 22, 2009, Medarex entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bristol-Myers Squibb Company (“BMS”) and Puma Acquisition Corporation (“Puma”), a wholly-owned subsidiary of BMS.  Pursuant to the terms of the Merger Agreement, Puma shall commence a cash tender offer to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of Medarex (the “Common Stock”) at a price of $16.00 per share, without interest (the “Offer”).  The terms and conditions of the Offer will be set forth in the Tender Offer Statement on Schedule TO, which will be filed by BMS and Puma with the Securities and Exchange Commission as promptly as practicable (but in no event later than seven business days) after the date of the Merger Agreement.  The Offer is scheduled to expire at 12:00 midnight, New York City time, on the 20th business day following the commencement of the Offer, unless otherwise extended.  The Merger Agreement further provides that following consummation of the Offer and subject to certain other conditions, Puma will be merged with and into Medarex (the “Merger”), with Medarex continuing as the surviving corporation, wholly-owned by BMS.  At the effective time of the Merger, each outstanding share of Medarex common stock will be converted into the right to receive the amount per share paid in the

Offer.

Please do not hesitate to contact us should you have any questions concerning the foregoing.

MEDAREX, INC.

By:	/s/ Christian S. Schade
Name:	Christian S. Schade
Title:	Chief Financial Officer

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Medarex, Inc. 2002 Employee Stock Purchase Plan Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.
Registrant

July 27, 2009	By:	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Medarex, Inc. 2002 Employee Stock Purchase Plan Amendment